Exhibit 99.1

BioSphere Medical Reports 2008 Second Quarter Financial Results

Q2 2008 Financial Highlights Compared With Q2 2007

  Revenue for embolics and delivery systems rose 16% to $7.41 million
  Revenue for embolics used in interventional gynecology rose 15% to $5.48 million
  Revenue for embolics used in interventional oncology rose 27% to $1.43 million
  Sales to rest of world markets increase 95% to $0.60 million
  Gastric products phase out in Europe on plan with revenue decreasing $0.38 million to $0.20 million, a reduction of 66%
  Record total revenue of $7.61 million, an increase of 9%

ROCKLAND, Mass.--(BUSINESS WIRE)--BioSphere Medical, Inc. (NASDAQ: BSMD) (“BioSphere”) – a medical device company that has pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by a minimally invasive, image-guided medical procedure called embolotherapy – today reported record total revenue for the second quarter of 2008 of $7.61 million, an increase of 9% compared with $6.97 million in the second quarter of 2007. Worldwide revenue of embolics and delivery systems was $7.41 million, up 16% from $6.39 million in the prior year. As previously announced, the gastric product line in Europe is being phased out. Gastric products revenue in Europe was $0.20 million, a decrease of 66% from $0.58 million in Q2 2007.

In the second quarter of 2008, revenue in the U.S. was $5.56 million, an increase of 11% compared with $5.01 million in the second quarter of 2007. Revenue in Europe, Mid-East and Africa (EMEA) for embolics and delivery systems was $1.25 million for the second quarter of 2008, up 17% from $1.07 million for the same period in 2007. In markets outside of the United States and EMEA, rest of world (ROW) revenue was $0.60 million for the second quarter of 2008, up 95% from $0.31 million for the same period in 2007, due primarily to shipments to China and Brazil.

Gross margin rose to $5.62 million, or 73.9% of revenue, for the second quarter of 2008, compared with gross margin of $5.05 million, or 72.4% of revenue, for the second quarter of 2007.

Operating expense for the second quarter of 2008 was $6.89 million, compared with $5.55 million for the second quarter of 2007. The reasons for the increase are the addition of senior-level executives in research and development, the expansion of the U.S. sales force and increased marketing spending for UFE programs.

Operating loss for the second quarter of 2008 was $1.26 million, compared with $0.50 million for the second quarter of 2007.

Other income, expense and preferred dividends in Q2 2008 were an expense of $0.04 million, compared with other income of $0.09 million in Q2 2007, reflecting lower interest rates on invested cash.

Net loss applicable to common stockholders for the second quarter of 2008 was $1.30 million, or $0.07 per basic and diluted share, compared with a net loss applicable to common stockholders of $0.41 million, or $0.02 per basic and diluted share, in the same period last year.

For the six months ended June 30, 2008, revenue was $14.83 million, up 9% from $13.56 million for the same period last year. Revenue from embolics and delivery systems was $14.05 million, up 14% compared with $12.34 million in the same period last year. Gross margin rose to $10.79 million, or 72.8% of revenue, for the first half of 2008, compared with gross margin of $9.54 million, or 70.4% of revenue, for the first half of 2007. The net loss for the six months ended June 30, 2008 was $2.85 million, or $0.16 per share, compared with a net loss of $1.58 million, or $0.09 per share, for the comparable period in 2007.

At June 30, 2008, BioSphere had cash, cash equivalents and marketable securities of $20.3 million.

Richard Faleschini, BioSphere Medical’s President and Chief Executive Officer, said, “Our business in the U.S. is progressing, with the previously announced six expansion sales territories contributing meaningful revenue this quarter and performing approximately as we expected. Our prescripted U.S. sales activities that we believe can fill the U.S. revenue pipeline are getting traction at the account level, and we are expecting to see the sales growth associated with that revenue pipeline in the second half of the year. We also believe the targeted campaign we are launching with Beverly Johnson, as highlighted later in this press release, will increase women’s awareness about fibroids and motivate them to seek the care of a healthcare professional who will help them fully understand their treatment options and act on their preferences and choices. Meanwhile, our interventional oncology franchise demonstrated continued strong year-over-year growth. This business grew 27% this quarter and now represents almost 19% of total revenue, up from approximately 16% in the same period last year. We are also pleased with the growth of our business outside the United States. Both EMEA and ROW contributed to our growth. EMEA embolics and delivery systems grew 17% this quarter compared with the same quarter a year ago, and the ROW business was up 95% this quarter, due primarily to shipments to China and Brazil. We continue to view our OUS business as a way to diversify the sources of our revenue, and believe it to be a growth driver for us in the future, especially in China and Brazil. Our OUS revenue is still only 27% of our total revenue, and we believe we can continue to increase the percentage of our total revenue that is generated from outside the United States. Overall, we are quite encouraged by our results this quarter and look for the current momentum to continue going forward.”

Significant highlights, activities and developments in the second quarter of 2008 and subsequent weeks included:

  Second quarter 2008 worldwide sales of embolics used in interventional gynecology, or UFE, rose 15% to $5.48 million compared with the second quarter of 2007, which includes U.S. sales of $4.36 million, an increase of 9%, and sales outside of the U.S. of $1.12 million, an increase of 44%.
  Second quarter 2008 worldwide sales of embolics used in interventional oncology rose 27% to $1.43 million compared with the second quarter of 2007, which includes U.S. sales of $0.93 million, an increase of 20%, and sales outside of the U.S. of $0.50 million, an increase of 41%.
  Second quarter 2008 worldwide sales of delivery systems rose 6% to $0.39 million compared with the second quarter of 2007, which includes U.S. sales of $0.17 million, an increase of 29%, and sales outside of the U.S. of $0.22 million, a decline of 6%.
  Publication in the July 2008 issue of the Journal of Vascular and Interventional Radiology of a study entitled: “Economic Evaluation of Uterine Artery Embolization versus Hysterectomy in the Treatment of Symptomatic Uterine Fibroids: Results from the Randomized EMMY Trial,” where the authors concluded that “the 24-month cumulative cost of uterine artery embolization (UAE) is lower than that of hysterectomy. From a societal economic perspective, UAE is the superior treatment strategy in women with symptomatic fibroids”.
  BioSphere supported a supplement in the May 2008 issue of OBG Management (circulation of approximately 37,000) entitled “Loyalty and informed patients contribute to a healthy bottomline: Can we talk?” This supplement illustrates that Ob/Gyns can expect a higher degree of patient loyalty and patient retention by openly and fully discussing all treatment options for symptomatic uterine fibroids, including uterus-sparing, minimally invasive uterine fibroid embolization (UFE). The supplement is co-authored by Linda D. Bradley, M.D., FACOG, Vice Chairman of Obstetrics, Gynecology and Women’s Health Institute and Director, Center for Menstrual Disorders, Fibroids & Hysteroscopic Services at the Cleveland Clinic and Leah Amir, MS, MHA, CEO and President of Vantage View and VantageLinks LLC and Executive Director of the Institute for Quality Resource Management.
  BioSphere has recently retained supermodel, entrepreneur, and actress Beverly Johnson to assist the Company in educating women about treatment options (including UFE) for symptomatic uterine fibroids. Ms. Johnson, who underwent a hysterectomy in 1999 to address uterine fibroids, became a spokesperson for the National Women’s Health Resource Center as part of a campaign to educate women about alternatives to hysterectomy. She was a keynote speaker at a BioSphere-sponsored satellite symposium at the Society for Interventional Radiologists’ (SIR) 33rd Annual Scientific Meeting held in March 2008.

Conference Call and Webcast

The Company will host its quarterly conference call on July 24, 2008 beginning at 8:30 a.m. Eastern time. The number to dial is 888-563-6275 (US/Canada) or 706-643-3137 (International), and the conference ID is 55173616. The live webcast will be available in the “Investors” section of BioSphere’s Web site at www.biospheremed.com. A replay of the webcast will also be available at BioSphere’s Web site.

About BioSphere Medical, Inc.

BioSphere Medical, Inc. seeks to pioneer and commercialize minimally invasive diagnostic and therapeutic applications based on proprietary bioengineered microsphere technology. The Company's core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications. BioSphere's principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company's products continue to gain acceptance in this rapidly emerging procedure, as well as in a number of other new and established medical treatments.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s expectation for revenue growth in the remainder of 2008, the expected benefits of the Company’s sales force expansion and sales and marketing strategies, and the Company’s expectations regarding the growth of its business outside of the United States. The Company may use words such as "plans," "seeks," "projects," "believes," "may," "anticipates," "estimates," "should," "intends," “looking forward,” and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company's beliefs and assumptions. There are a number of important factors that may affect the Company's actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company's control and are difficult to predict. These important factors include, without limitation, risks relating to:

  the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including, without limitation, widespread market acceptance of its lead product, Embosphere Microspheres, for the treatment of UFE, its HepaSphere™ Microsphere and QuadraSphere® Microsphere products, and its delivery system product line;
  the failure of the Company to increase the rate of UFE procedures, and concomitant use of its products for UFE, with its expanded sales force and its recently-initiated sales and marketing strategies;
  the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates;
  the Company’s ability to obtain and maintain patent and other proprietary protection for its products and product candidates;
  the absence of, or delays or cancellations of, product orders;
  delays, difficulties or unanticipated costs in the introduction of new products;
  competitive pressures and the risk of product liability claims, either of which may impact market acceptance of products and adversely affect the Company’s operating results;
  the inability of the Company to successfully execute on its plans and strategies for future growth, including its plans to grow its business in both the UFE and interventional oncology fields and its plans for international growth;
  the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products;
  general economic and market conditions both domestically and abroad; and
  risk factors described in the section titled "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission.

In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

BioSphere Medical, Inc.
SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED BALANCE SHEETS
As of June 30, 2008 and December 31, 2007
(in thousands, unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Cash, cash equivalents and investments	$20,287	$23,579
Accounts receivable, net	4,864	4,097
Inventories	3,526	3,836
Prepaid expenses and other current assets	770	613
Property and equipment, net	1,172	1,124
Goodwill	1,443	1,443
Other assets	72	67

Total assets	$32,134	$34,759

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$4,465	$5,460
Deferred revenue	104	146
Capital lease obligations	21	44
Stockholders' equity	27,544	29,109

Total liabilities and stockholders' equity	$32,134	$34,759

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
For the three and six months ended June 30, 2008 and 2007
(in thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$7,611	$6,974	$14,825	$13,559

Costs and expenses:
Cost of revenues	1,990	1,922	4,033	4,017
Research and development	770	564	1,417	1,226
Sales	2,615	1,877	5,266	3,925
Marketing	1,693	1,342	3,017	2,734
General, administrative and patent costs	1,807	1,768	3,710	3,424

Total costs and expenses	8,875	7,473	17,443	15,326

Loss from operations	(1,264)	(499)	(2,618)	(1,767)
Other income and expenses, net	105	232	57	464

Net loss	(1,159)	(267)	(2,561)	(1,303)

Preferred stock dividends	(145)	(138)	(289)	(275)

Net loss applicable to common stockholders	$(1,304)	$(405)	$(2,850)	$(1,578)

Net loss per common share
Basic and diluted	$(0.07)	$(0.02)	$(0.16)	$(0.09)

Weighted average common shares outstanding
Basic and diluted	17,979	17,571	17,970	17,555

CONTACT:
BioSphere Medical, Inc.
Martin Joyce, 781-681-7925
Executive Vice President and
Chief Financial Officer
or
Investor Relations:
The Equity Group Inc.
Devin Sullivan, 212-836-9608
Senior Vice President